FOR IMMEDIATE RELEASE	February 12, 2013

For more information contact: Moishe Gubin, Chairman of the Board or

Thomas A. Procelli, Chief Operating Officer at (954) 776-2332

OPTIMUMBANK ANNOUNCES DEPARTURE OF RICHARD L. BROWDY AND THE

APPOINTMENT OF TIMOTHY L. TERRY AS CHIEF EXECUTIVE OFFICER

Fort Lauderdale, FL (February 12, 2013) – OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank (“Company”), announced today that Richard L. Browdy has resigned as President, Interim Chief Executive Officer and Chief Financial Officer of the Company and as a member of the OptimumBank and OPHC Board of Directors to pursue other career opportunities.

“Mr. Browdy served as President and Chief Financial Officer of the Bank since its inception in 2000 and was instrumental in organizing the Bank. We thank Richard for his past leadership and commitment to OptimumBank and we wish him success in his future endeavors” said Moishe Gubin, OPHC Chairman.

Contemporaneously with the announcement of Richard L. Browdy’s departure, the Company also announced the appointment of Timothy L. Terry as Chief Executive Officer, effective today. Mr. Terry brings a wealth of experience and savvy to the role. “His knowledge of the banking and business landscape of the State of Florida is impressive and of great value to the Company. We are confident Mr. Terry will propel OptimumBank forward in the immediate future” said Moishe Gubin, Chairman of the Board.

Prior to joining the Company, Mr. Terry served as Interim President and CEO of Putnam State Bank in Palatka, Florida, from 2011 to 2012. From 2005-2011, Mr. Terry was President and CEO of Enterprise Bank of Florida, after initially serving as Executive Vice President, Senior Loan Officer, Branch Administrator and Sales Manager from 2002. From 1999-2002, Mr. Terry served as Executive Vice President and Senior Loan Officer of Palm Beach National Bank and Trust, after joining the company in 1993. From 1985-1993, Mr. Terry was Vice President of Flagler National Bank, West Palm Beach, Florida. Prior to that, he was Assistant Vice President of SNB Bank and Trust in Battle Creek, Michigan.

“We are proud to have Timothy Terry associated with this Company and we have every confidence in him and the future of this Company” said Mr. Gubin.

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308
Phone: (954) 776-2332	Toll-Free (888) 991-BANK	Fax: (954) 776-2281

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.